Rule 424(b)(7)
Registration No.  333-169389

Prospectus Supplement No. 1 dated November 9, 2010 to the Prospectus (the “Prospectus”)
dated September 27, 2010 of Tower Semiconductor Ltd. (the “Company”)
(included in  Registration Statement on Form F-3, Registration No. 333-169389)

The Prospectus under the caption “Selling Securityholders” indicates that Ohio Tuition Trust Authority – Ohio Variable College Savings Trust Fund – Putnam CollegeAdvantage GAA Balanced Portfolio, Ohio Tuition Trust Authority – Ohio Variable College Savings Trust Fund – Putnam CollegeAdvantage GAA Conservative Portfolio and Ohio Tuition Trust Authority – Ohio Variable College Savings Trust Fund – Putnam CollegeAdvantage GAA Growth Portfolio (collectively, the “Ohio Funds”) are selling securityholders that hold 11,421, 29,187 and 34,581 Series J Warrants, respectively (collectively, the “Ohio Warrants”).  The Ohio Funds have transferred all of the Ohio Warrants to Miller Tabak Roberts Securities LLC (“MTR”) and MTR is now the selling securityholder with respect to all 75,189 of the Ohio Warrants.

The Prospectus under the caption “Selling Securityholders” indicates that 218,719 Series J Warrants offered by the Prospectus are held by “additional selling securityholders that may hereafter be indentified” (the “Undesignated Warrants”).  MTR is now the selling securityholder with respect to 18,719 of the Undesignated Warrants and the total of Undesignated Warrants covered by the Prospectus is reduced to 200,000.

MTR is a broker-dealer and has represented to the Company that it (i) acquired the warrants in the ordinary course of business and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the warrants or the underlying ordinary shares at the time it acquired the warrants.